Exhibit 15.1

April 27, 2017

ZTO Express (Cayman) Inc.

Building One, No. 1685 Huazhi Road,

Qingpu District, Shanghai, 201708

People’s Republic of China

Dear Sir/Madam:

We consent to the reference to our firm under the heading of “Item 4. Information On the Company — C. Organizational Structure” in the Annual Report of ZTO Express (Cayman) Inc. on Form 20-F for the year ended December 31, 2016, which will be filed with the Securities and Exchange Commission in the month of April 2017.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhong Lun Law Firm